Exhibit 99.1

11011 Sunset Hills Road
Reston, VA 20190	News
www.gd.com

Contact: Jeff A. Davis
Tel: 703 876 3483
press@generaldynamics.com

February 5, 2020

General Dynamics Elects John Stratton to Board of Directors

RESTON, Va. – The board of directors of General Dynamics (NYSE: GD) has elected John G. Stratton to be a director of the corporation, effective February 5. He has been appointed to serve on the Finance and Benefit Plans Committee.

Stratton, 58, was the executive vice president and president of global operations at Verizon Communications Inc. from 2015 to 2018. During his more than 25 years with Verizon and its predecessor Bell Atlantic Mobile, Stratton held various leadership positions including president of Global Enterprise and Consumer Wireline, president of Verizon Enterprise Solutions, chief operating officer and chief marketing officer.

“John brings extensive insight into the opportunities and risks associated with rapidly developing new technologies and cyber security that will help General Dynamics continue to deliver reliable products and services to our customers,” said Phebe N. Novakovic, chairman and chief executive officer of General Dynamics. “His wealth of experience operating a global public company in a highly-regulated industry will be a valuable asset as a member of our board.”

Stratton is a graduate of the Advanced Management Program at Harvard Business School and serves on the board of directors at Abbott Laboratories.

General Dynamics, headquartered in Reston, is a global aerospace and defense company that offers a broad portfolio of products and services in business aviation; combat vehicles, weapons systems and munitions; IT services; C4ISR solutions; and shipbuilding and ship repair. General Dynamics employs more than 100,000 people worldwide and generated $39.4 billion in revenue in 2019. More information about the company is available at www.gd.com.

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